Exhibit 99.1

PEMSTAR Shareholders Approve Merger

with Benchmark Electronics, Inc.

ROCHESTER, Minn. Wednesday, December 20, 2006 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced that PEMSTAR shareholders approved the adoption of the Agreement and Plan of Merger entered into with Benchmark Electronics, Inc. (NYSE: BHE) and Autobahn Acquisition Corp., a wholly owned subsidiary of Benchmark Electronics, Inc. dated October 16, 2006, at a special meeting of shareholders held today at the company’s headquarters in Rochester, Minnesota. Shareholders of approximately 60 percent of the total outstanding shares of PEMSTAR stock voted in favor of the merger proposal, representing approximately 95 percent of the total shares voted.

According to terms of the merger agreement, each outstanding share of PEMSTAR common stock will be converted into the right to receive 0.160 of a share of Benchmark common stock, with resulting fractional shares to be paid for in cash at market on the closing date. The transaction is expected to close in the first week of January 2007, at which point PEMSTAR will cease to be a publicly traded company. As soon as practicable after closing each former holder of record of shares of Pemstar common stock will receive a transmittal letter which will contain instructions for obtaining the merger consideration, including the shares of Benchmark common stock and cash for any fractional shares of Benchmark common stock, in exchange for shares of Pemstar common stock.

Al Berning, Chairman and CEO of PEMSTAR stated, “We are pleased at the overwhelmingly positive shareholder support for PEMSTAR’s merger with Benchmark, as we consider this combination to be in the best interests of PEMSTAR shareholders, customers, partners and employees. We look forward to a timely closing and the ability to move forward as a combined entity for the benefit of all of our stakeholders.”

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 11 locations worldwide.

Forward-Looking Statements

This press release may also include forward-looking statements regarding the proposed merger of Pemstar Inc. with Benchmark Electronics, Inc. These forward-looking statements include, for example, statements regarding benefits of the proposed merger, the likelihood and timing of the closing of the proposed merger, integration plans and expected synergies and anticipated future financial and operating performance and results, including estimates for growth. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, for example, the risk that the transaction does not close as anticipated; the risk that the businesses will not be integrated successfully or that anticipated synergies will not be achieved or will take longer to achieve than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees, suppliers or governmental entities; unexpected transaction costs or liabilities; economic conditions; and other specific factors, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and PEMSTAR’s quarterly reports filed on form 10-Q filed with the SEC and discussed in documents filed with the SEC by both Pemstar Inc. and Benchmark Electronics, Inc.

Contacts:

Greg S. Lea PEMSTAR Inc. Executive Vice President & Chief Financial Officer Phone: 507-292-6941 Email: greg.lea@pemstar.com	David Pasquale The Ruth Group Executive Vice President Phone: 646-536-7006 Email: dpasquale@theruthgroup.com